FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the ETF Distribution Agreement dated as of May 31, 2017 (the “Agreement”), by and between Strategy Shares (the “Trust”), and Foreside Fund Services, LLC (the “Distributor”), is hereby effective as of August 25, 2017 (the “Effective Date”).

WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A to the Agreement to reflect the addition of one Fund; and

WHEREAS, pursuant to Section 8(b) of the Agreement, all amendments are required to be made in writing and executed by the Parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of the Strategy Shares Nasdaq 7 HANDLS Index ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

STRATEGY SHARES

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President

FORESIDE FUND SERVICES, LLC

By: __/s/ Mark Fairbanks___

Name: Mark Fairbanks

Title: Vice President

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ETF DISTRIBUTION AGREEMENT

Exhibit A

Funds:

U.S. Market Rotation Strategy ETF

Ecological Strategy ETF

BioShares BioThreat ETF

Active Alts Contrarian ETF

Strategy Shares Nasdaq 7 HANDL™ Index ETF

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